Exhibit 4.2
Investor Rights Agreement
This Investor Rights Agreement (this “Agreement”) is made among (i) RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY (“RUTGERS”), (ii) XStream Systems, Inc. (“XStream Systems”), a Delaware corporation, with its principal place of business at 3873 39th Square, Vero Beach, Florida 32960 and (iii) Brian Mayo, Dr. William Mayo, Dr. William Mayo, as trustee of the Irrevocable Trust f/b/o Zachary Mayo and Walter Helfrecht (collectively, the “Founding Shareholders”).
Recitals:
     A. Pursuant to the terms of that certain License Agreement between Rutgers and XStream Systems dated as of Dec. 13, 2004, Rutgers was issued 73,500 shares (5% of 1,470,000 currently outstanding shares) of XStream Systems’ Common Stock, par value $0.0001 per share (the “Common Stock”). All shares of the Common Stock issued to Rutgers pursuant to such License Agreement are referred to in this Agreement as the “Shares.”
     B. Rutgers, XStream Systems and the Founding Shareholders wish to promote their mutual interests and the interests of XStream Systems by restricting the transfer of the Shares and by imposing certain rights and obligations with respect to the Shares and the shares held by the Founding Shareholders.
     NOW, THEREFORE, in consideration of the promises, agreements and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby mutually covenant, contract and agree as follows:
1. Covenants of XStream Systems and the Founding Shareholders.
     1.1 Information Rights. For so long as Rutgers owns any of the Shares, XStream Systems shall provide Rutgers quarterly and annual financial reports (within forty-five (45) days after the end of each quarter (except for the last quarter), in the case of the quarterly reports, and within forty-five (45) days after the end of each year, in the case of the annual reports) and any other materials provided to potential and/or current investors or shareholders of XStream Systems.
     1.2 Rutgers Shall Have Rights Equivalent to the Founding Shareholders. For so long as Rutgers owns any of the Shares, Rutgers’ rights with respect to Shares shall be at least as favorable as the rights of the Founding Shareholders with respect to the shares of Common Stock of XStream Systems held by the Founding Shareholders as of the date of this Agreement, or that of any more senior security of XStream Systems that the Founding Shareholders may own during the term of this Agreement; provided, however, the foregoing shall not apply to any senior security acquired by a Founding Shareholder upon the conversion of a debt instrument for monies loaned to XStream Systems or purchased or acquired by a Founding Shareholder from XStream Systems in connection with a financing of XStream Systems provided that XStream Systems complied with the participation rights of Rutgers set forth in Section 1.3 hereof.
     1.3 Participation Rights. Subject to the terms and conditions specified in this Section 1.3, and applicable securities laws, in the event XStream Systems proposes to offer or sell any New Securities to the Founding Shareholders or any immediate family members of a

Founding Shareholder, XStream Systems shall offer a portion of such New Securities to Rutgers in accordance with the following provisions of this Section 1.3. For purposes of this Agreement, the term “New Securities” shall mean equity securities of XStream Systems, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities.
          (a) XStream Systems shall deliver a written notice, in accordance with the provisions of Section 8.10 hereof, (the “Offer Notice”) to Rutgers stating (i) its bona fide intention to offer such New Securities, (ii) the number or amount of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
          (b) By written notification received by XStream Systems, within twenty (20) calendar days after mailing of the Offer Notice, Rutgers may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held by Rutgers (including any shares of Common Stock issuable to Rutgers upon conversion of any securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) bears to the total number of shares of Common Stock of XStream Systems then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) (the portion of the New Securities which Rutgers has the right to purchase is hereinafter referred to as its “Proportionate Share”).
          (c) If Rutgers does not elect to purchase its full Proportionate Share of such New Securities referred to in the Offer Notice, XStream Systems may, during the one hundred twenty (120) day period following the expiration of the period provided in Section 1.3(b) hereof, offer the remaining unsubscribed portion of Rutgers’ Proportionate Share of such New Securities (collectively, the “Refused Securities”) to any Founding Shareholder at a price not less than, and upon terms no more favorable to the Founding Shareholders than, those specified in the Offer Notice. If XStream Systems does not enter into an agreement for the sale of the New Securities (including any Refused Securities) within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered to a Founding Shareholder unless reoffered to Rutgers in accordance with this Section 1.3.
          (d) The right of first offer in this Section 1.3 shall not be applicable to (i) shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, XStream Systems or any of its subsidiaries (including, without limitation, Founding Shareholders) pursuant to any stock option plan approved by the Board of Directors of XStream Systems and outstanding on the date hereof; (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date hereof; (iii) securities issued in connection with any stock split or stock dividend of XStream Systems; (iv) the issuance of securities in connection with a bona fide business acquisition of or by XStream Systems, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; or (v) the issuance of securities to any party other than a Founding Shareholder or any immediate family members of a Founding Shareholder.
2. Restrictions on Transfer; Legend.
     2.1 Transfers of Shares.

          (a) Rutgers shall not Transfer all or any portion of its Shares unless and until (i) Rutgers shall have complied with Section 2.2 of this Agreement, and (ii) if reasonably requested by XStream Systems, furnished XStream Systems with an opinion of counsel, reasonably satisfactory to XStream Systems, that the intended disposition does not violate the Securities Act of 1933, as amended (the “Securities Act”), or any other federal or state securities law, or the rules and regulations thereunder, and that the Shares may be transferred in reliance upon an applicable exemption from the registration requirements of the Securities Act, and any other applicable securities laws.
          (b) The Founding Shareholders shall not Transfer all or any portion of their Shares unless and until (i) the applicable Founding Shareholder shall have complied with Section 2.2 of this Agreement, and (ii) if reasonably requested by XStream Systems, furnished XStream Systems with an opinion of counsel, reasonably satisfactory to XStream Systems, that the intended disposition does not violate the Securities Act, or any other federal or state securities law, or the rules and regulations thereunder, and that the Shares may be transferred in reliance upon an applicable exemption from the registration requirements of the Securities Act, and any other applicable securities laws.
     2.2 Agreement Binding on Transferees. Each and every transferee or assignee of the Shares shall be bound by and subject to all the terms and conditions of this Agreement. XStream Systems shall require, as a condition precedent to the transfer, sale, gift, exchange, assignment, pledge or other disposition (a “Transfer”) of any Shares, that the transferee agrees in writing to be bound by, and subject to, the terms and conditions of this Agreement and to ensure that its transferees of the Shares shall be likewise bound.
     2.3 Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, the following transfers shall not be prohibited by this Agreement and shall not otherwise be subject to the terms of this Agreement, including without limitation Section 4.1: (i) a Founding Shareholder’s Transfer to the Founding Shareholder’s spouse, children (including stepchildren and adopted children), grandchildren, grandparents, parents or siblings or trust for the benefit of a Founding Shareholder or such family members, and (ii) Rutgers’ Transfer of any or all of its Shares to an Affiliate; provided, in each case, that the transferee will become subject to the terms of this Agreement to the same extent as if he or she were the original party hereunder for purposes of this Agreement.
     For purposes of the this Section 2.3, an “Affiliate” means with respect to a person or entity a person or entity controlling, controlled by or under common control with, such person or entity.
     2.4 Legend. There will be imprinted or otherwise placed on certificates representing the Shares the following restrictive legend (the “Legend”):
THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THAT CERTAIN INVESTOR RIGHTS AGREEMENT BY AND AMONG XSTREAM SYSTEMS, INC., RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY AND CERTAIN OF ITS STOCKHOLDERS DATED AS OF DEC. 13, 2004, AS THE SAME MAY BE AMENDED, A COPY OF WHICH AGREEMENT IS ON FILE AT XSTREAM SYSTEMS, INC.’S PRINCIPAL OFFICE AND WILL BE PROVIDED TO A STOCKHOLDER UPON REQUEST AND WITHOUT

CHARGE. ANY PERSON WHO WISHES TO BECOME THE OWNER OF THIS CERTIFICATE OR OF THE SHARES WHICH IT REPRESENTS, OR TO OBTAIN ANY INTEREST IN SUCH CERTIFICATE OF SHARES, SHALL AGREE TO BECOME BOUND BY THE PROVISIONS OF SUCH AGREEMENT.
     Rutgers and each of the Founding Shareholders agree that, during the term of this Agreement, they will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate, unless such shares are freely tradable without restriction under applicable securities laws.
3. Drag Along Rights.
     3.1 Sale of XStream Systems. If a party that is not an Affiliate (as defined below) of XStream Systems (the “Offeror”) proposes to purchase all of the capital stock or substantially all of the assets of XStream Systems (the “Offer”) in a single transaction or series of related transactions and the Board of Directors and the Stockholders of XStream Systems holding a majority of the outstanding capital stock (and otherwise in accordance with the Certificate of Incorporation and Delaware General Corporation Law) (the “Approving Stockholders) agree to accept the Offer (a “Sale of XStream Systems”), then Rutgers, upon receipt of a written notice from XStream Systems that (a) certifies that the Board and the Approving Stockholders have agreed to the Sale and have agreed to compel participation in such sale by Rutgers pursuant to this Section 3, and (b) setting forth the terms of the Offer, which per share price shall be the same for Shares held by Rutgers as for the Founding Stockholders and other Stockholders on an as-converted basis and in connection with such Sale of XStream Systems the Founding Shareholders shall not receive any special payments, bonuses or additional consideration from the purchaser of XStream Systems (outside of (i) the consideration due and owing to the Founding Shareholders with respect to the Founding Shareholder’s shares of XStream Systems, or (ii) market-rate, employment or consulting based compensation due and payable to a Founding Shareholder for employment or consulting services rendered by such Founding Shareholder to the third party purchaser of XStream Systems following the consummation of such Sale of XStream Systems), including any incentive payments or other consideration in order to secure their distributions to management or owners prior to closing, shall consent to and raise no objections to the Offer and agrees and shall become obligated to (i) vote all of its Shares in favor of, and use commercially reasonable efforts to effect, the sale of substantially all of the assets of XStream Systems to the Offeror, or (ii) sell all of its Shares to the Offeror, in both cases on the terms and conditions contained in the Offer.
     “Affiliate” means any person directly or indirectly controlling, controlled by or under direct or indirect common control with XStream Systems and shall also include any person who is a director or beneficial owner of at least twenty percent (20%) of XStream Systems’ then outstanding equity securities and any such person’s Family Members.
     3.2 Assurances. Rutgers will take all action reasonably requested by XStream Systems in connection with the consummation of a Sale of XStream Systems, including, without limitation, the waiver of all appraisal rights available to any such Investor under applicable law (to the extent permitted by applicable law). The costs and expenses of XStream Systems in connection with a Sale of XStream Systems shall be borne by XStream Systems or the third party purchaser of XStream Systems. In the event the Sale of XStream Systems is structured as a stock sale, each shareholder of XStream Systems (including Rutgers and the Founding

Shareholders) shall be responsible for such shareholder’s own legal fees and expenses incurred in connection with such Sale of XStream Systems.
     3.3 Liability. In connection with Sale of XStream Systems, Rutgers shall only be required to provide representations, warranties or indemnities concerning its own valid ownership of its Shares and its authority, power and right to enter into and consummate the transaction. Furthermore, Rutgers’ liability for any misrepresentation, breach of warranty or indemnity obligation of Rutgers (as limited pursuant to the preceding sentence) shall not exceed the total purchase price received by Rutgers for its Shares.
4. Tag Along Rights.
     4.1 Sale of XStream Systems. If a Founding Shareholder proposes to sell (the “Disposing Stockholder”) a number of shares that is more than twenty-five percent (25%) of the outstanding shares owned by such Founding Shareholder as of the date of this Agreement (the shares of XStream System that the Disposing Stockholder desires to sell are referred to herein as the “Offered Securities”) to one or more third parties (a “Third Party”), then Rutgers shall have the right (a “Tag Along Right”) to include its Proportionate Share (as defined below) of the Offered Securities in such sale to such Third Party for the same consideration per share and otherwise on the same terms as the Disposing Stockholder, and the number of Offered Securities to be sold by the Disposing Stockholder to such Third Party shall be reduced by the number of shares Rutgers elects to include pursuant to its Tag Along Right. Rutgers shall have the option to sell less than its Proportionate Share of the Offered Securities it is permitted to sell pursuant to this Section 4.1. For purposes of this Agreement, the term “Proportionate Share” shall mean, with respect to Rutgers, (x) the total number of shares of Common Stock then owned by Rutgers multiplied by (y) a fraction, the numerator of which shall be the total number of Offered Securities and the denominator of which shall be the sum of all shares of Common Stock owned by Rutgers and the Disposing Stockholder. For the avoidance of doubt, if a Founding Shareholder owns 100 shares of XStream Systems as of the date of this Agreement, then the tag-along rights in this Section 4.1 shall apply to any contemplated sale by such Founding Shareholder of more than 25 shares of XStream Systems.
     If circumstances occur which give rise to the Tag Along Right, then the Disposing Stockholder shall give written notice to Rutgers, providing the particulars of the proposed sale to the Third Party and advising Rutgers of its Tag Along Rights. Rutgers may exercise its Tag Along Right by written notice to XStream Systems and the Disposing Stockholder within fifteen (15) days of delivery of the Disposing Stockholder’s notice, stating the number of Shares that the Investor wishes to sell, up to the maximum permitted under this Section 4. If Rutgers delivers written notice indicating that it wishes to sell, Rutgers shall be obligated to sell that number of Shares specified in its written acceptance notice upon the same terms and conditions as the Disposing Stockholder is selling to the Third Party.
          Example of Section 4.1. For illustrative purposes only, assume (i) the Disposing Stockholder owns 500,000 shares of Common Stock and desires to sell 250,000 shares of Common Stock to a Third Party, (ii) Rutgers owns 50,000 shares of Common Stock and (iii) no other stockholders have Tag Along Rights.
Rutgers shall then be entitled to sell 22,727 shares of the Common Stock pursuant to their Tag Along Right, determined as follows:
50,000 x 250,000/550,000 = 22,727

The Disposing Stockholder shall be entitled to sell 227,273 of its shares of Common Stock, determined as follows:
250,000 – 22,727 = 227,273
     Closing. Upon delivery of notice to XStream Systems and the Disposing Stockholder, Rutgers shall tender the specified number of Shares, if any, at the same price applicable to the Disposing Stockholder in the transaction. In each case, tender shall be made upon the same terms and conditions applicable to the Disposing Stockholder in the transaction or, in the discretion of the acquirer, upon payment of the purchase price in immediately available funds.
5. Failure to Deliver Stock.
     If Rutgers has become obligated to sell its Shares under this Agreement and fails to deliver such Shares in accordance with this Agreement, the transferee may, in addition to all other remedies he or she may have, send to Rutgers the purchase price for such Shares provided for under this Agreement. Thereupon, XStream Systems, upon written notice to Rutgers, shall cancel on its books the certificate(s) representing the Shares to be sold, and thereupon all of that Rutgers’ rights in and to such Shares shall terminate. The effecting of such sale in such manner shall not relieve Rutgers of any of its obligations under this Agreement, including any obligation to execute and deliver any documents that the transferee would otherwise have been entitled to receive.
6. Right of First Refusal.
     6.1 Notice of Transfer. If Rutgers proposes to Transfer any Shares, then Rutgers shall promptly give written notice (the “Notice”) simultaneously to XStream Systems at least fifteen (15) days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer, including, without limitation, the number of Shares to be transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.
     6.2 XStream Systems’ Right of First Refusal. For a period of thirty (30) days following receipt of any Notice described in Section 6.1, XStream Systems shall have the right to purchase all or a portion of the Offered Shares on the same terms and conditions as set forth in the Notice. XStream Systems’ purchase right shall be exercised by written notice signed by an officer of XStream Systems (the “XStream Notice”) and delivered to Rutgers. XStream Systems shall effect the purchase of such Offered Shares, including payment of the purchase price, not more than five (5) business days after delivery of XStream Systems’ Notice, and at such time Rutgers shall deliver to XStream Systems the certificate(s) representing the Offered Shares to be purchased by XStream Systems, each certificate to be properly endorsed for transfer. The Offered Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding Shares of XStream Systems.
7. Termination, Waiver, Amendment.
     7.1 Termination. The term of this Agreement shall continue in full force and effect from the date of this Agreement through the earliest of the following dates, on which date the term of this Agreement shall terminate:

          (a) the date of the closing of a fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock resulting in net proceeds to XStream Systems of at least $10,000,000;
          (b) the date of the closing of a Sale of XStream Systems, provided that the consideration to be paid to Rutgers in any such transaction shall consist solely of cash or marketable securities; or
          (c) the date as of which the parties to this Agreement terminate the term of this Agreement by written consent of (i) the holders of at least fifty percent (50%) of the shares of common stock of XStream Systems held by the Founding Shareholders as of the date of this Agreement and (ii) Rutgers.
     7.2 Waiver. The provisions of this Agreement may be waived only by an instrument in writing signed by (a) the holders of at least fifty percent (50%) of the shares of common stock of XStream Systems held by the Founding Shareholders as of the date of this Agreement and (b) Rutgers. No waivers of any breach of this Agreement extended by any party to this Agreement to any other party shall be construed as a waiver of any rights or remedies of any other party to this Agreement or with respect to any subsequent breach.
     7.3 Amendment. This Agreement may be amended or modified only by an instrument in writing signed by (a) the holders of at least fifty percent (50%) of the shares of common stock of XStream Systems held by the Founding Shareholders as of the date of this Agreement and (b) Rutgers.
8. Piggy-back Registration Rights.
     8.1 If XStream Systems proposes to register its Common Stock under the Securities Act (excluding (x) an initial public offering of the Common Stock resulting in net proceeds to XStream Systems of at least $10,000,000, (y) a registration on Form S-8 or S-4 or any successor or similar forms which includes substantially the same information as would be required to be included in a registration statement covering the sale of the Common Stock, or (z) a registration relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of XStream Systems), whether or not for sale for its own account, XStream Systems will each such time, subject to the provisions of this Section 8, give prompt written notice to Rutgers at least twenty (20) days prior to the anticipated filing date of the registration statement relating to such registration, which notice shall set forth Rutgers’ rights under this Section 8 and shall offer Rutgers the opportunity to include in such registration statement the number of shares of Common Stock held by Rutgers (the “Registrable Securities”) as Rutgers may request (a “Piggyback Registration”). Upon the written request of Rutgers made within fifteen (15) days after the receipt of notice from XStream Systems (which request shall specify the number of Registrable Securities intended to be disposed of by Rutgers), XStream Systems will use its best efforts to effect the registration under the Securities Act of all Registrable Securities that XStream Systems has been so requested to register by Rutgers, to the extent requisite to permit the disposition of the Registrable Securities. If, at any time, after giving written notice of its intention to register Common Stock pursuant to this paragraph and prior to the effective date of the registration statement filed in connection with such registration, XStream Systems shall determine for any reason not to pursue such registration, XStream Systems shall give written notice to Rutgers and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.
     8.2 If a Piggyback Registration involves an underwritten public offering of the Common Stock, the number of shares of Registrable Securities requested to be included in such an underwriting by Rutgers may be reduced (pro rata among Rutgers, the executive officers of XStream Systems, the Founding Shareholders, and any other requesting securityholders who request registration pursuant to piggy-back registration rights or other similar rights, based upon the total number of shares so requested to be registered by such requesting holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by XStream Systems or the holders of securities exercising demand registration rights.
     8.3 It shall be a condition precedent to the obligations of XStream Systems to take any action pursuant to this Section 8 with respect to the Registrable Securities of Rutgers that Rutgers shall furnish to XStream Systems such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of Rutgers’ Registrable Securities.
     8.4 In connection with any offering involving an underwriting of shares of Common Stock, XStream Systems shall not be required to include any of Rutgers’ Registrable Securities in such underwriting unless Rutgers accepts and becomes a party to the terms of the underwriting as agreed upon between XStream Systems and the underwriters selected by XStream Systems (or such other parties as provided herein).
     8.5 In the event any Registrable Securities are included in a registration statement under this Section 8:
          (a) To the extent permitted by law, XStream Systems will indemnify and hold harmless Rutgers, any underwriter (as defined in the Securities Act) in a registration pursuant to this Section 8 and each person, if any, who controls Rutgers or the underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation by XStream Systems of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and XStream Systems will pay to Rutgers, the underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained herein shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of XStream Systems (which consent shall not be unreasonably withheld), nor shall XStream Systems be liable to Rutgers, the underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Rutgers, the underwriter or controlling person.
          (b) To the extent permitted by law, Rutgers will indemnify and hold harmless XStream Systems, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls XStream Systems within the meaning of the Securities Act, any underwriter for XStream Systems in a registration pursuant to this Section 8, any other person selling securities in such registration statement and any controlling person of any such underwriter or person, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Rutgers for use in connection with such registration; and Rutgers will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 8.5, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 8.5 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of Rutgers, which written consent shall not be unreasonably withheld or delayed provided, further, however, in no event shall the liability of Rutgers be greater in amount than the dollar amount of the proceeds (net of all expense paid by Rutgers in connection with any claim relating to this Section 8.5(b) and the amount of any damages Rutgers has otherwise been required to pay by reason of such untrue statement or omission) received by Rutgers upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.
          (c) Promptly after receipt by an indemnified party under this Section 8.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding if counsel to such indemnified party is reasonably of such opinion. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8.5(c), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.5(c).
          (d) If the indemnification provided for in this Section 8.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the contribution obligation of Rutgers be greater in amount than the dollar amount of the proceeds (net of all expenses paid by Rutgers in connection with any claim relating to this Section 8.5(d) and the amount of any damages Rutgers has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering as provided above are in conflict with the foregoing provisions, the provisions in the applicable underwriting agreement shall control.
          (f) The obligations of XStream Systems and Rutgers under this Section 8.5 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 8, and otherwise.
          (g) In connection with an underwritten public offering of the Common Stock resulting in net proceeds to XStream Systems of at least $10,000,000, and upon request of XStream Systems or the underwriters managing such offering of XStream Systems’ securities, Rutgers agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities (other than those included in the registration or those acquired in open-market acquisitions following XStream Systems’ initial public offering) without the prior written consent of XStream Systems or such underwriters, as the case may be, for such period of time prior to and after the effective date of such registration as may be requested by XStream Systems or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such public offering.
          (h) The obligations described in this Section 8.5(h) shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.
          (i) In order to enforce the foregoing covenants, XStream Systems may impose stop-transfer instructions with respect to the securities of Rutgers.
     8.6 With respect to the registration, all fees, costs and expenses of and incidental to such registration and public offering (as specified below) in connection therewith shall be borne by XStream Systems, provided, however, that Rutgers shall bear its pro rata share of the underwriting discount and commission and transfer taxes. The fees, costs and expenses of registration to be borne by XStream Systems, as provided above, shall include, without limitation, all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for XStream Systems, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified. Fees and disbursements of counsel and accountants for Rutgers and any other expenses incurred by Rutgers not expressly included above shall be borne by Rutgers.

9. Miscellaneous.
     9.1 No Fiduciary Relationship. Nothing in this Agreement shall create a partnership or establish a relationship of principal and agent or any other relationship of a similar nature between or among Rutgers and/or XStream Systems.
     9.2 Further Action. If and whenever any Shares are sold, Rutgers shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Shares to do all things and execute and deliver all documents, as may be necessary on a timely basis to consummate such sale consistent with this Agreement. Furthermore, Rutgers, the Founding Shareholders and XStream Systems shall (a) do all things and execute and deliver all documents (on a timely basis) to carry out the intentions of the parties set forth in this Agreement; (b) refrain from taking any action inconsistent with this Agreement; and (c) act in good faith.
     9.3 Governing Law; Jurisdiction and Venue. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a qualified mediation firm in the New York City metropolitan area, and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within thirty (30) days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of New Jersey or in the United States District Court for the District of the State of New Jersey, to whose jurisdiction for such purposes the parties each hereby irrevocably consents and submits. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.
     9.4 Specific Performance. Each of the parties to this Agreement acknowledges that all other parties to this Agreement will be irreparably damaged in the event that the provisions of this Agreement are not specifically enforced. Accordingly, should any dispute arise pursuant to this Agreement, the parties agree that a decree of specific performance shall be an appropriate remedy. Such remedy shall be cumulative and shall be in addition to any other remedies, which any party may have at law or in equity.
     9.5 Headings. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

     9.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
     9.7 Successors. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, successors, assigns, administrators, executors and other legal representatives.
     9.8 Additional Shares. In the event that subsequent to the date of this Agreement any shares of Common Stock or other securities are issued on, or in exchanged for, any of the Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Shares for purposes of this Agreement.
     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     9.10 Notices. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written notification of receipt. All notices shall be addressed to the holder appearing on the books of XStream Systems.
     9.11 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, with respect to such subject, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

XStream Systems, Inc.
Investor Rights Agreement
Signature Page
     In Witness Whereof, the parties to this Agreement have executed this Agreement as of the date first set forth above.

XStream Systems:

XStream Systems, Inc.

By:	/s/ Brian T. Mayo
Name:	Brian T. Mayo
Its:	President & CEO

Rutgers, The State University of New Jersey

By:	/s/ William T. Adams
Name:	William T. Adams
Its:	Director, OCLTT

Brian Mayo

/s/ Brian Mayo

Dr. William Mayo

/s/ William Mayo

Dr. William Mayo, as trustee of the Irrevocable Trust f/b/o
Zachary Mayo

/s/ William Mayo

Walter Helfrecht

/s/ Walter Helfrecht